      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2001

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              SANMINA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                         DELAWARE                                                   77-0228183
              (STATE OR OTHER JURISDICTION OF                                    (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NUMBER)

                            2700 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 964-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                   JURE SOLA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              SANMINA CORPORATION
                            2700 NORTH FIRST STREET
                           SAN JOSE, CALIFORNIA 95134
                                 (408) 964-3500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                         CHRISTOPHER D. MITCHELL, ESQ.
                          MICHAEL A. OCCHIOLINI, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED                  PROPOSED
           TITLE OF EACH CLASS OF                  MAXIMUM OFFERING          MAXIMUM OFFERING       AMOUNT OF REGISTRATION
         SECURITIES TO BE REGISTERED                 PRICE(1)(2)              PRICE PER UNIT                 FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value................             --                        --                        --
Preferred Stock, $0.01 par value.............             --                        --                        --
Depositary Shares............................             --                        --                        --
Debt Securities..............................             --                        --                        --
  Total(3)...................................       $2,000,000,000               100%(3)                   $500,000
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Or (i) if any Debt Securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any Debt Securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Exclusive of accrued interest, if any, on the Debt Securities.

(3) The proposed maximum offering price per unit will be determined by us in connection with the issuance of the Securities.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 16, 2001

PROSPECTUS
                                 $2,000,000,000
                              SANMINA CORPORATION
                      BY THIS PROSPECTUS, WE MAY OFFER --

                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                Debt Securities

            SEE "RISK FACTORS" ON PAGE 4 FOR INFORMATION YOU SHOULD
                     CONSIDER BEFORE BUYING THE SECURITIES.

     Our common stock is listed on the Nasdaq National Market under the symbol "SANM." On May 15, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $30.91 per share.
                           -------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
                           -------------------------

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  This prospectus is dated             , 2001

                                    SUMMARY

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

SANMINA CORPORATION

     Sanmina is a leading independent provider of customized integrated electronic manufacturing services, known as EMS, including turnkey electronic assembly and manufacturing management services, to original equipment manufacturers, or OEMs, in the electronics industry. Our electronics manufacturing services consist primarily of the design and manufacture of complex printed circuit board assemblies using surface mount and pin-through-hole interconnection technologies, the manufacture of custom designed backplane assemblies, fabrication of complex multi-layered printed circuit boards, metal stamping and plating, electronic enclosure systems, subsystem assembly, testing, and assembly of completed systems and direct order fulfillment. In addition to assembly, turnkey manufacturing management also involves procurement and materials management, as well as consultation on printed circuit board design and manufacturing. We also manufacture custom cable and wire harness assemblies for electronic industry OEMs. In addition, we have developed enclosure systems capabilities which manufacture and assemble metal enclosures that house large electronic systems and subsystems. As a result of these services, Sanmina can offer an end to end total EMS solution for its customers.

     We were originally incorporated in California in October 1980. In May 1989, we were reincorporated into Delaware. Our principal offices are located at 2700 North First Street, San Jose, California 95134. Our telephone number at this location is (408) 964-3500. Our world wide web site is located at www.sanmina.com. Information contained on our web site does not constitute part of this prospectus.

THE SECURITIES WE MAY OFFER

     We may offer up to $2,000,000,000 of common stock, preferred stock depositary shares and debt securities. The prospectus supplement will describe the specific amounts, prices and terms of these securities.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. Our agents and we reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will provide to you each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities and any applicable fee, commission or discount arrangements with them.

DEBT SECURITIES

     We may offer unsecured general obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities". The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our senior debt. Senior debt generally includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not senior to, or to have the same rank as, or is expressly junior to the subordinated debt securities.

     The senior and subordinated debt securities will be issued under separate indentures between Sanmina and Wells Fargo Bank Minnesota, National Association, as trustee. We have summarized the general features of the debt securities from the indentures. We encourage you to read the indentures which are exhibits to
our Registration Statement (No. 333-      ) and our recent annual report on Form
10-K and our recent quarterly report on Form 10-Q and our recent report on Form 8-K. Instructions on how you can get copies of these documents are provided below under the heading "Where You Can Find More Information."

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

     - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our company.

     - The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations (except in the case of a lease).

     - The indentures provide that holders of a majority of the total principal amount of the debt outstanding in any series may request in writing that we enter into a supplemental indenture with the trustee to change certain of our obligations or your rights concerning the debt. But to change the payment of principal, interest, or adversely effect the right to convert or certain other matters, every holder in that series must consent.

     - We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

EVENTS OF DEFAULT

     Each of the following is an event of default under the indentures:

     - Principal not paid when due,

     - Sinking fund payment not made when due,

     - Failure to pay interest for 30 days,

     - Covenants not performed for 90 days after notice,

     - Bankruptcy, insolvency or reorganization of Sanmina, and

     - Any other event of default in the indenture.

REMEDY

     Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR DEBT SECURITIES

     The indenture relating to the senior debt securities contains covenants restricting our ability to incur liens and enter into sale and leaseback transactions.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will be subordinated to all senior debt.

COMMON STOCK

     We may offer our common stock, par value $0.01 per share. Common stock holders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

PREFERRED STOCK AND DEPOSITARY SHARES

     We may issue preferred stock in one or more series and will determine the dividend, voting, and conversion rights and other provisions at the time of sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

                                  RISK FACTORS

     Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.

     Keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus, in the documents incorporated herein by reference and in the prospectus supplement. These are statements that relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

WE ARE HEAVILY DEPENDENT ON THE ELECTRONICS INDUSTRY, AND CHANGES IN THE INDUSTRY COULD HARM OUR BUSINESS AND OPERATING RESULTS.

     Our business is heavily dependent on the health of the electronics industry. Our customers are manufacturers in the communications, industrial and medical instrumentation and high-speed computer systems sectors of the electronics industry. These industry sectors, and the electronics industry as a whole, are subject to rapid technological change and product obsolescence. Our customers can discontinue or modify products containing components manufactured by us. Any discontinuance or modification of orders or commitments could harm our operating results.

     The electronics industry is also subject to economic cycles and has in the past experienced, and is likely in the future to experience, recessionary periods. In particular, many sectors of the electronics industry are currently experiencing a downturn in economic conditions. This downturn is leading to reduced demand for the services provided by EMS companies. These changes in demand and in economic conditions have resulted and may continue to result in customer rescheduling of orders and shipments, which could affect our results of operations. In addition, a protracted, general recession in the electronics industry could have a material adverse effect on our business, financial condition and results of operations.

WE TYPICALLY DO NOT OBTAIN LONG-TERM VOLUME PURCHASE COMMITMENTS FROM CUSTOMERS, AND CANCELLATIONS AND RESCHEDULING OF PURCHASE ORDERS COULD HARM OUR OPERATING RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

     We typically do not obtain long-term volume purchase contracts from our customers. Customer orders may be canceled and volume levels may be changed or delayed. For example, we have recently experienced certain cancellation and rescheduling of shipment dates of customer orders. As a result, our results of operations for the second quarter of 2001 were adversely affected. Results of operations in future fiscal periods may continue to be affected by customer cancellations and reschedulings as well as by changes in shipment volumes. We cannot assure you that we will be able to replace canceled, delayed or reduced contracts or purchase orders with new business. As a result, future cancellations or rescheduling of orders or commitments could cause our operating results to be below expectations, which would likely cause our stock price to decline.

OUR RESULTS OF OPERATIONS CAN BE AFFECTED BY A VARIETY OF FACTORS, WHICH COULD CAUSE OUR OPERATING RESULTS TO FAIL TO MEET EXPECTATIONS AND OUR STOCK PRICE TO DECLINE.

     Our results of operations have varied and may continue to fluctuate significantly from period to period, including on a quarterly basis. Our operating results are affected by a number of factors. These factors include:

     - timing of orders from major customers;

     - mix of products ordered by and shipped to major customers, including the mix between backplane assemblies and printed circuit board assemblies;

     - the volume of orders as related to our capacity;

     - pricing and other competitive pressures;

     - component shortages, which could cause us to be unable to meet customer delivery schedules;

     - economic conditions in the electronics industry in general, and in the communications sector in particular;

     - our ability to effectively manage inventory and fixed assets; and

     - our ability to time expenditures in anticipation of future sales.

     Our results can also be significantly influenced by development and introduction of new products by our customers. From time to time, we experience changes in the volume of sales to each of our principal customers, and operating results may be affected on a period-to-period basis by these changes. Our customers generally require short delivery cycles, and a substantial portion of our backlog is typically scheduled for delivery within six months. Quarterly sales and operating results therefore depend in large part on the volume and timing of bookings received during the quarter, which are difficult to forecast. Our backlog also affects our ability to plan production and inventory levels, which could lead to fluctuations in operating results. In addition, a significant portion of our operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on our results of operations. Results of operations in any period should not be considered indicative of the results to be expected for any future period. In addition, fluctuations in operating results may also result in fluctuations in the price of our common stock.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES, AND DECLINES IN SALES TO MAJOR CUSTOMERS COULD HARM OUR OPERATING RESULTS.

     A small number of customers are responsible for a significant portion of our net sales. During fiscal year 2000, fiscal year 1999 and fiscal year 1998, sales to our ten largest customers accounted for 54.8%, 48.1% and 40.2%, respectively, of our net sales. For fiscal 2000, only sales to one customer, Nortel Networks, represented more than 10.0% of our net sales. For fiscal 1999 and 1998, no single customer individually exceeded 10.0% of net sales. This customer information gives effect to the restatement of our results of operations to reflect our recent acquisition of AB Segerstrom and Svensson ("Segerstrom"). Although we cannot assure you that our principal customers will continue to purchase products and services from us at current levels, if at all, we expect to continue to depend upon our principal customers for a significant portion of our net sales. Our customer concentration could increase or decrease, depending on future customer requirements, which will be dependent in large part on market conditions in the electronics industry segments in which our customers participate. The loss of one or more major customers or declines in sales to major customers could significantly harm our business and operating results and lead to declines in the price of our common stock.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR STRATEGY OF ACQUISITIONS, AND THESE RISKS COULD HARM OUR OPERATING RESULTS AND CAUSE OUR STOCK PRICE TO DECLINE.

     We have, for the past several fiscal years, pursued a strategy of growth through acquisitions. These acquisitions have involved acquisitions of entire companies.

     In addition, we have in other instances acquired selected assets, principally equipment, inventory and customer contracts and, in certain cases, facilities or facility leases. Acquisitions of companies and businesses and expansion of operations involve certain risks, including the following:

     - the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale or other value;

     - diversion of management's attention;

     - difficulties in scaling up production at new sites and coordinating management of operations at new sites;

     - difficulties associated with managing and integrating operations in distant geographic locales, such as Europe and Asia;

     - the possible need to restructure, modify or terminate customer relationships of the acquired company; and

     - loss of key employees of acquired operations.

     Accordingly, we may experience problems in integrating the recently acquired operations or operations associated with any future acquisition. We therefore cannot assure you that any recent or future acquisition will result in a positive contribution to our results of operations. Furthermore, we cannot assure you that we will realize value from any acquisition which equals or exceeds the consideration paid. In particular, the successful combination of us and any businesses we acquire in the future will require substantial effort from each company, including the integration and coordination of sales and marketing efforts. The diversion of the attention of management and any difficulties encountered in the transition process, including, the interruption of, or a loss of momentum in, the activities of any future acquisition, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans, could harm our ability to realize the anticipated benefits of any future acquisition. Any failure by us to realize the anticipated benefits of our acquisitions could harm our business and operating results, and could cause the price of our common stock to decline. In addition, future acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in amortization expense. These factors could harm our business and operating results and cause the price of our common stock to decline.

     In addition, we have pursued and expect to continue to pursue opportunities to acquire assembly operations being divested by electronics industry OEMs. We expect that competition for these opportunities among electronics manufacturing services firms will be intense as these transactions typically enable the acquiror to enter into long-term supply arrangements with the divesting OEM. Accordingly, our future results of operations could be harmed if we are not successful in attracting a significant portion of the OEM divestiture transactions we pursue. In addition, due to the large scale and long-term nature of supply arrangements typically entered into in OEM divestiture transactions and because cost reductions are generally a major reason why the OEM is divesting operations, pricing of manufacturing services may be less favorable to the manufacturer than in standard contractual relationships. For example, we experienced declines in gross margins during fiscal 2000 due to our increase in sales to Nortel Networks under our supply agreement relating to the operations it acquired. As we enter into new OEM divestiture transactions, we may experience further erosion in gross margins.

WE MAY EXPERIENCE COMPONENT SHORTAGES, WHICH WOULD CAUSE US TO DELAY SHIPMENTS TO CUSTOMERS, RESULTING IN POTENTIAL DECLINES IN REVENUES AND OPERATING RESULTS.

     Recently, a number of components purchased by us and incorporated into assemblies and subassemblies we produce have been the subject of shortages. These components include application-specific integrated circuits, capacitors and connectors. Unanticipated component shortages caused us to be unable to make certain scheduled shipments to customers during fiscal 2000 and may do so in the future. The inability to make scheduled shipments in the future could cause us to experience a shortfall in revenues. We could also experience negative customer goodwill due to the delay in shipment. Component shortages may also increase our cost of goods due to premium charges we must pay to purchase components in short supply and due to changes in the mix of assemblies shipped to customers. For example, shortages in certain components negatively affected our operating results and contributed to an increase in inventory levels during fiscal 2000. Accordingly, component shortages could harm our operating results for a particular fiscal period due to the resulting revenue shortfall or cost increases and could also damage customer relationships over a longer-term period.

WE ARE SUBJECT TO COMPETITION AND TECHNOLOGICAL CHANGE, AND OUR BUSINESS MAY BE HARMED BY COMPETITIVE PRESSURES AND FAILURE TO ADAPT TO TECHNOLOGICAL CHANGES.

     The electronic interconnect industry is highly fragmented and characterized by intense competition. We compete in the technologically advanced segment of the interconnect market, which is also highly competitive but is much less fragmented than the industry as a whole. Our competitors consist primarily of larger manufacturers of interconnect products, and some of these competitors have greater manufacturing and financial resources than us, as well as greater surface mount assembly capacity. As a participant in the interconnect industry, we must continually develop improved manufacturing processes to accommodate our customers' needs for increasingly complex products. During periods of recession in the electronics industry, our competitive advantages in the areas of quick turnaround manufacturing and responsive customer service may be of reduced importance to electronics OEMs, who may become more price sensitive. In addition, captive interconnect manufacturers seek orders in the open market to fill excess capacity, thereby increasing price competition. We may also be at a competitive disadvantage with respect to price when compared to manufacturers with lower cost structures, particularly those with offshore facilities where labor and other costs are lower.

ENVIRONMENTAL MATTERS ARE A KEY CONSIDERATION IN OUR BUSINESS, AND FAILURE TO COMPLY WITH THE REQUIREMENTS OF ENVIRONMENTAL LAWS COULD HARM OUR BUSINESS.

     We are subject to a variety of local, state and federal environmental laws and regulations relating to the storage, use, discharge and disposal of chemicals, solid waste and other hazardous materials used during their manufacturing processes, as well as air quality regulations and restrictions on water use. Proper waste disposal is a major consideration for printed circuit board manufacturers because metals and chemicals are used in the manufacturing process. Maintenance of environmental controls is also important in the electronics assembly process. When violations of environmental laws occur, we can be held liable for damages and the costs of remedial actions and can also be subject to revocation of permits necessary to conduct our businesses. There can be no assurance that violations of environmental laws will not occur in the future as a result of the inability to obtain permits, human error, equipment failure or other causes. Any permit revocations could require us to cease or limit production at one or more facilities, which could seriously harm our business, financial condition and results of operations. Moreover, the failure to comply with present and future regulations could restrict our ability to expand facilities or could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

     Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We operate in several environmentally sensitive locations and are subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes or restrictions on discharge limits, emissions levels, permitting requirements or processes, or material storage or handling might require a high level of unplanned capital investment and/or relocation. Compliance with new or existing regulations could seriously harm our business, financial condition and results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL CONTINGENCIES AT SITES OPERATED BY ACQUIRED COMPANIES AND COULD INCUR SUBSTANTIAL COSTS FOR ENVIRONMENTAL REMEDIATION AND RELATED ACTIVITIES AT THESE SITES.

     In November 1997, we acquired Elexsys International Inc. ("Elexsys"), which became a wholly owned subsidiary of us. Several facilities owned or occupied by Elexsys at the time of the acquisition, or formerly owned or occupied by Elexsys or companies acquired by Elexsys, had either soil contamination or contamination of groundwater underneath or near the facility including the following: contamination was discovered at Elexsys' Irvine, California facility in 1989 and Elexsys voluntarily installed a groundwater remediation system at the facility in 1994. Additional investigation is being undertaken by other parties in the area at the request of the California Regional Water Quality Control Board. It is unknown whether any additional remediation activities will be required as a result of such investigations or whether any third party claims will be brought against us alleging that they have been damaged in any way by the existence of the contamination at the Irvine facility. We have been required by the California Department of Toxic Substances Control to undertake investigation of soil and/or groundwater at certain facilities formerly owned or occupied by a predecessor company to Elexsys in Mountain View, California. Depending upon the results of this soil sampling and groundwater testing, we could be ordered to undertake soil and/or groundwater cleanup. To date, we have not been ordered to undertake any soil or groundwater cleanup activities at the Mountain View facilities, and we do not believe any such activities should be required. Test results received to date are not sufficient to enable us to determine whether or not such cleanup activities are likely to be mandated. Contamination has also been discovered at other current and former Elexsys facilities and has been reported to the relevant regulatory agencies. No remediation or further investigation of such contamination has been required by regulatory agencies. To date, the cost of the various investigations and the cost of operating the remediation system at the Irvine facility have not been material to our financial condition. However, in the event we are required to undertake additional groundwater or soil cleanup, the costs of such cleanup are likely to be substantial. We are currently unable to estimate the amount of such soil and groundwater cleanup costs because no soil or groundwater cleanup has been ordered and we cannot determine from available test results what remediation activities, if any, are likely to be required. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Elexsys facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

     In November 1998, we acquired Altron Incorporated ("Altron"), which became a wholly owned subsidiary of us. Altron was advised in 1993 by Olin Corporation ("Olin") that contamination resulting from activities of prior owners of property owned by Olin and located close to the Altron manufacturing plant in Wilmington, Massachusetts, had migrated under the Altron plant. Olin has assumed full responsibility for any remediation activities that may be required and has agreed to indemnify and hold Altron harmless from any and all costs, liabilities, fines, penalties, charges and expenses arising from and relating to any action or requirement, whether imposed by statute, ordinance, rule, regulation, order, decree or by general principles of law to remediate, clean up or abate contamination emanating from the Olin site. Although we believe that Olin's assumption of responsibility will result in no remediation cost to Altron from the contamination, there can be no assurance that Altron will not be subject to some costs regarding this matter, but we do not anticipate that such costs, if any, will be material to its financial condition or results of operations.

     We have been named as a potentially responsible party at several contaminated disposal sites as a result of the past disposal of hazardous waste by companies acquired by us or their corporate predecessors. While liabilities for such historic disposal activities have not been material to our financial condition to date, there can be no guarantee that past disposal activities will not result in material liability to us in the future.

HADCO, A WHOLLY OWNED SUBSIDIARY OF US, IS SUBJECT TO ENVIRONMENTAL CONTINGENCIES AT SITES CURRENTLY OR FORMERLY OPERATED BY IT AND COULD INCUR SUBSTANTIAL COSTS FOR ENVIRONMENTAL REMEDIATION AND RELATED ACTIVITIES AT THESE SITES.

     Hadco is aware of certain chemicals that exist in the ground at certain of its facilities. Hadco has notified various governmental agencies and continues to work with them to monitor and resolve these matters. During March 1995, Hadco received a Record Of Decision (ROD) from the New York State Department of Environmental Conservation (NYSDEC), regarding soil and groundwater contamination at its Owego, New York facility. Based on a Remedial Investigation and Feasibility Study (RIFS) for apparent on-site contamination at that facility and a Focused Feasibility Study (FFS), each prepared by environmental consultants of Hadco, the NYSDEC has approved a remediation program of groundwater withdrawal and treatment and iterative soil flushing. Hadco has executed a Modification of the Order on Consent to implement the approved ROD. Capital equipment for this remediation has already been acquired by Hadco, and future operation and maintenance costs, which will be incurred and expended over the estimated life of the program of the next 28 years, are estimated at between $40,000 and $100,000 per year. In the summer of 1998, NYSDEC took additional samples from a wetland area near Hadco's Owego facility. Analytical reports of earlier sediment samples indicated the presence of certain inorganics. The new samples showed elevated levels of certain metals, but NYSDEC has not made a determination as to the potential source of such metals, the remedial action to be taken, or the persons to undertake and/or pay for any remediation. There can be no assurance that Hadco and/or other third parties will not be required to conduct additional investigations and remediation at that location, the costs of which are currently indeterminable.

     Hadco has commenced the operation of a groundwater extraction system at its Derry, New Hampshire facility to address certain groundwater contamination and migration control issues. It is not possible to make a reliable estimate of the length of time remedial activity will have to be performed. However, it is anticipated that the groundwater extraction system will be operated for at least 30 years. There can be no assurance that Hadco will not be required to conduct additional investigations and remediation relating to the Derry facility. The total costs of such groundwater extraction system and of conducting any additional investigations and remediation relating to the Derry facility are not fully determinable.

     From 1974 to 1980, Hadco operated a printed circuit manufacturing facility in Florida as a lessee. In June 1999, Hadco, Gould Electronics, Inc. ("Gould") and the Florida Department of Environmental Protection ("FDEP") entered into a Settlement Agreement which provides that Hadco and Gould will undertake remedial action based on a Supplemental Contamination Assessment Report and a later Feasibility Study, which has been prepared by a consultant to Hadco and Gould and approved by the FDEP. The remedial capital costs are estimated to be $1.4 million. In addition, ongoing monitoring and operation and maintenance costs are estimated to be $1.4 million, which includes operation of the remediation system for 8 years and monitoring for 30 years. Actual remedial activities have not yet commenced.

     In March 1993, the EPA notified Hadco Santa Clara of its potential liability for maintenance and remediation costs in connection with a hazardous waste disposal facility operated by Casmalia Resources, a California Limited Partnership, in Santa Barbara County, California.

     In June 1997, the United States District Court in Los Angeles, California approved and entered a Consent Decree among the EPA and 49 entities (including Hadco Santa Clara) acting through the Casmalia Steering Committee (CSC). The Consent Decree sets forth the terms and conditions under which the CSC will carry out work aimed at final closure of the site. Certain closure activities will be performed by the CSC. Under the Consent Decree, the settling parties will work with the EPA to pursue the non-settling parties to ensure they participate in contributing to the closure and long-term operation and maintenance of the facility.

     We have been notified by the City of Santa Clara, California ("City") of a number of alleged wastewater discharge and other violations of environmental laws by one of our plants. The City claims that the "cost recovery to date now exceeds $400,000." The notice from the City sets forth that the penalties for the alleged violations could exceed $1.6 million. We have been cooperating with the City to review the plant's operations to determine if violations have occurred and to address concerns of the City with respect to plant operations. The City has notified us that it could file a civil action to address the violations, but no civil suit has been filed to date.

     In March 2001, we acquired approximately 94% of the outstanding shares and convertible debentures of Segerstrom. It is possible that previous operations have contaminated soil and/or groundwater at Segerstrom facilities. At the current time, we believe that the estimated environmental liabilities associated with the Segerstrom facilities are approximately $4.4 million. We believe, based on the limited information currently available, that the cost of any groundwater or soil clean-up that may be required would not harm our business, financial condition and results of operations. Nevertheless, the process of remediating contaminated soil and groundwater is costly, and if we are required to undertake substantial remediation activities at one or more of the former Segerstrom facilities, there can be no assurance that the costs of such activities would not harm our business, financial condition and results of operations.

FAILURE TO MANAGE OUR GROWTH MAY SERIOUSLY HARM OUR BUSINESS.

     Our business has grown in recent years through both internal expansion and acquisitions, and continued growth may cause a significant strain on our infrastructure and internal systems. To manage our growth effectively, we must continue to improve and expand our management information systems. We will face additional growth management challenges, particularly as a result of our recent acquisitions in Europe and Brazil. Future acquisitions, both in the United States and internationally, could place additional strains on our management infrastructure. If we are unable to manage growth effectively, our results of operations could be harmed.

     Our existing international operations and plans to expand international operations involve additional risks, and failure to effectively expand internationally could harm our operating results. We opened our first overseas facility, located in Dublin, Ireland, in June 1997. During June 2000 and July 2000, we acquired operations in Ireland, Sweden, Finland, Malaysia and China. In October 2000, we acquired a 49.9% ownership interest in INBOARD, a wholly owned subsidiary of Siemens AG, located in Germany. By virtue of the Segerstrom acquisition, we acquired operations in Sweden, Finland, Brazil, Hungary, and Scotland. A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political and economic instability, trade restrictions, changes in tariffs, labor unrest and difficulties in staffing, coordinating communications among and managing international operations. Additionally, our business and operating results may be harmed by fluctuations in international currency exchange rates as well as increases in duty rates, difficulties in obtaining export licenses, misappropriation of intellectual property, constraints on our ability to maintain or increase prices, and competition. We cannot assure you that we will realize the anticipated strategic benefits of our international expansion or that international operations will contribute positively to our business and operating results. In addition, to respond to competitive pressures and customer requirements, we plan to further expand internationally in lower cost locations, particularly additional locations in Asia and Latin America. As a result of this proposed expansion, we could encounter difficulties in scaling up production at overseas facilities or in coordinating our United States and international operations. In addition, we may not realize anticipated revenue growth at new international operations. We may elect to establish start-up operations rather than acquiring existing businesses, which would require us to recruit management and other personnel and build a customer base at a completely new operation. Accordingly, unanticipated problems we encounter in establishing new international operations could harm our business and operating results and cause our stock price to decline.

OUR BUSINESS MAY BE HARMED BY THE CALIFORNIA ELECTRICAL POWER CRISIS.

     A significant portion of our customer base and operations are located in the State of California, which is in the midst of an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. If blackouts interrupt our power supply, we could be temporarily unable to continue operations at certain of our California facilities. In addition, concerns exist that the California energy crisis could lead to worsening of economic conditions in California which could affect our customers in California. Power shortages in California have also caused the wholesale price of electricity to increase, which will likely cause our operating expenses for our California facilities to increase. Accordingly, the California energy situation could adversely affect our business and results of operations.

WE ARE SUBJECT TO RISKS RELATED TO INTELLECTUAL PROPERTY RIGHTS HELD BY THIRD PARTIES.

     We are subject to risks related to intellectual property rights held by third parties. In certain cases, we may find it necessary or desirable to license or otherwise acquire rights to intellectual property rights held by others. In July 2000, we settled one such dispute through a licensing arrangement with the Lemelson Foundation. Other such disputes, which could involve us in litigation or in administrative proceedings before the United States Patent and Trademark Office or patent authorities in foreign countries, could arise in the future. These proceedings could be costly to conduct and could also result in the diversion of management time and attention. In addition, adverse determinations in any proceedings of this nature could require us to pay monetary damages and could also result in the loss of intellectual property rights. In the event we were able to settle disputes through licensing or similar arrangements, the costs of these licenses could be substantial. Accordingly, future disputes regarding intellectual property rights could harm our business, financial condition and results of operations.

THE TRADING PRICE OF OUR SECURITIES, INCLUDING COMMON STOCK AND CONVERTIBLE SUBORDINATED DEBENTURES, MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD DECLINE.

     The trading price of our common stock has been and could in the future be subject to significant fluctuations in response to variations in quarterly operating results, developments in the electronics industry, changes in general economic conditions and economic conditions in the electronics industry and the communications sector in particular, changes in securities analysts' recommendations regarding our securities and other factors. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have affected the market prices of technology companies and which have been unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to decline, which could diminish the value of your investment.

     In addition, we have outstanding several classes of convertible subordinated notes. Although these notes are not traded on a national securities exchange or market, inter-institutional trading markets do exist for these securities. The market price of these securities is likely to be affected by the same factors that will affect the market price for our common stock.

WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF KEY PERSONNEL MAY HARM OUR BUSINESS.

     Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees, none of whom is subject to an employment agreement for a specified term or a post-employment non-competition agreement, could harm our business.

                                USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we will invest the net proceeds in interest-bearing securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                        6 MONTHS ENDED
                                                 FISCAL YEAR ENDED SEPTEMBER 30,     --------------------
                                                ----------------------------------   APRIL 1,   MARCH 31,
                                                1996    1997    1998   1999   2000     2000       2001
                                                ----    ----    ----   ----   ----   --------   ---------
Ratio of earnings to fixed charges............  16.9x   3.8x    3.0x   3.6x   5.6x    5.5x       9.6x

     In calculating the ratio of earnings to fixed charges, "earnings" consist of net income (loss) before provisions for income taxes plus fixed charges. Fixed charges consist of interest expense, charges and amortization of debt, expenses and discount of premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                       DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and Wells Fargo Bank Minnesota, National Association, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with its prospectus supplement, will describe all the material terms of a particular series of debt securities.

     The following is a summary of the most important provisions and definitions of the indentures. For additional information, you should look at the applicable indenture that is filed as an exhibit to the registration statement which includes the prospectus. In this description of the debt securities, the words "Sanmina", "we", "us" or "our" refer only to Sanmina Corporation and not to any of our subsidiaries.

GENERAL

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

     We are not limited as to the amount of debt securities we may issue under the indentures.

     The prospectus supplement will set forth:

     - whether the debt securities are senior or subordinated,

     - the offering price,

     - the title,

     - any limit on the aggregate principal amount,

     - the person who shall be entitled to receive interest, if other than the record holder on the record date,

     - the date the principal will be payable,

     - the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates,

     - the place where payments may be made,

     - any mandatory or optional redemption provisions and any applicable redemption or purchase prices associated with these provisions,

     - if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable,

     - if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula,

     - if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency,

     - the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount,

     - if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount which will be deemed to be the principal amount,

     - if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and Discharge -- Defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities,

     - any conversion or exchange provisions,

     - whether the debt securities will be issuable in the form of a global security,

     - any subordination provisions applicable to the subordinated debt securities if different from those described below under "Subordinated Debt Securities,"

     - any paying agents, authenticating agents, security registrars or other agents for the debt securities,

     - any deletions of, or changes or additions to, the events of default or covenants, and

     - any other specific terms of such debt securities.

     Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities.

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates.

EXCHANGE AND TRANSFER

     Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

     We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

     In the event of any potential redemption of debt securities of any series, we will not be required to:

     - issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing, or

     - register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

     We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

     The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

     - be registered in the name of a depositary that we will identify in a prospectus supplement,

     - be deposited with the depositary or nominee or custodian, and

     - bear any required legends.

     No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

     - the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary,

     - an event of default is continuing, or

     - any other circumstances described in a prospectus supplement.

     As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

     - entitled to have the debt securities registered in their names,

     - entitled to physical delivery of certificated debt securities, and

     - considered to be holders of those debt securities under the indenture.

     Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

     Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

     The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

     We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of:

     - 10 business days prior to the date the money would be turned over to the state, or

     - at the end of two years after such payment was due

will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease its properties and assets substantially as an entirety to, any person, unless:

     - the successor entity, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity,

     - the successor entity assumes our obligations on the debt securities and under the indentures,

     - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing, and

     - certain other conditions are met.

EVENTS OF DEFAULT

     The following will be events of default for any series of debt securities under the indentures:

          (1) we fail to pay principal of or any premium on any debt security of that series when due,

          (2) we fail to pay any interest on any debt security of that series for 30 days when due,

          (3) we fail to deposit any sinking fund payment when due,

          (4) we fail to perform any other covenant in the indenture that continues for 90 days after we are given the notice required in the indenture,

          (5) certain events including bankruptcy, insolvency or reorganization of Sanmina, and

          (6) we fail to comply with any other event of default specified in the prospectus supplement for that series of debt securities.

     An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

     If an event of default, other than an event of default described in clause
(5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.

     If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

     After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

     Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

          (1) the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series,

          (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding, and

          (3) the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

     Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in
(1) through (3) above.

     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

     Sanmina and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

     - change the stated maturity of any debt security,

     - reduce the principal, premium, if any, or interest on any debt security,

     - reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity,

     - change the place of payment or the currency in which any debt security is payable,

     - impair the right to enforce any payment after the stated maturity or redemption date,

     - if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders,

     - adversely affect the right to convert any debt security, or

     - change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

     Each indenture contains a provision that permits us to elect either or both of the following:

     - to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding, and

     - to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these covenants:

          (1) the limitations on sale and leaseback transactions under the senior indenture,

          (2) the limitations on secured debt under the senior indenture,

          (3) the subordination provisions under the subordinated indenture, and

          (4) covenants as to payment of taxes and maintenance of properties.

     To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

     If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

NOTICES

     Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed under, the law of the State of New York, without regard to principles of conflicts of laws.

REGARDING THE TRUSTEE

     The indentures limit the right of the trustee, should it become a creditor of Sanmina, to obtain payment of claims or secure its claims.

     The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

SENIOR DEBT SECURITIES

     The senior debt securities will be unsecured and will rank equally with all of our other unsecured and non-subordinated senior debt.

Covenants in the Senior Indenture

     Limitations on Liens. Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the sum of the following amounts would not exceed the greater of $300 million or 10% of our consolidated net tangible assets:

     - the total amount of all secured debt not subject to the exceptions set forth in the definition of secured debt that the senior debt securities are not secured equally and ratably with, and

     - the attributable debt in respect of sale and leaseback transactions entered into after the date of the issuance of the debt securities, other than any sale and leaseback transaction on principal property as to which we or one of our restricted subsidiaries would be entitled to incur secured debt on the principal property equal to the attributable debt on such sale and leaseback transaction under the exceptions set forth in the definition of secured debt.

     Limitations on Sale and Lease-back Transactions. Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

          (1) we or any restricted subsidiary would be entitled to incur secured debt on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above, or

          (2) an amount equal to the greater of the following amounts is applied 180 days to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

             (a) the net proceeds from the sale, or

             (b) the attributable debt with respect to the sale and leaseback transaction.

     However, either we or our restricted subsidiaries would be able to enter into a sale and leaseback transaction without being required to apply to net proceeds from this sale and leaseback transaction required by (2) above if the sum of the following amounts would not exceed $300 million or 10% of our consolidated net tangible assets:

     - the total amount of the sale and leaseback transactions, and

     - the total amount of secured debt.

     Definitions

     "attributable debt" with regard to a sale and leaseback transaction means the lesser of:

          (1) the fair market value of such property as determined in good faith by our board of directors, or

          (2) discounted present value of all net rentals under the lease.

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

     "consolidated net tangible assets" means the total amount of assets, less reserves and other deductible items, after deducting:

          (1) all current liabilities, excluding:

        - any current liabilities which by their terms are extendible or renewable to a time from the 12 months after which the amount is being computed,

        - all current maturities of debt having more than a 12 month maturity,

        - all current maturities of capital lease obligations,

          (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, other than capitalized unamortized product development costs, and

          (3) adjustments on account of minority interests of other persons holding stock of our subsidiaries.

     "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

     "principal property" means the land, improvements, buildings and fixtures owned by us or a subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of 1% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by us and our subsidiaries, taken as a whole.

     "restricted subsidiary" means any subsidiary that owns any principal property. "Restricted subsidiary" does not include:

     - any subsidiary primarily engaged in financing receivables or is otherwise engaged primarily in the finance business, including, without limitation, financing the operations or purchase of products of Sanmina or any of its subsidiaries, or

     - any of our less than 80%-owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or in the over-the-counter market.

     "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by a mortgage on any principal property or any stock or indebtedness of a restricted subsidiary. Secured debt does not include:

     - mortgages on property existing at the time of acquisition of the property by us or any subsidiary, whether or not assumed,

     - mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time it becomes a restricted subsidiary,

     - mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by us or a restricted subsidiary of ours (including leases), or mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 12 months after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property,

     - mortgages to secure indebtedness owing to us or to a restricted subsidiary,

     - mortgages existing at the date of the senior indenture,

     - mortgages on property existing at the time the person is merged or consolidated with us or a restricted subsidiary,

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

     - mortgages on property at the time of a sale or lease of the properties of a person as an entirety or substantially as an entirety to us or a restricted subsidiary,

     - mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the Unites States,

     - mortgages for taxes, assessments or other governmental charges not yet due or payable without penalty that are being contested by us or a restricted subsidiary, and for which we have adequately reserved,

     - mortgages incurred in connection with an asset acquisition or a project financed with a non-recourse obligation,

     - mortgages for materialmen's, mechanics' workmen's, repairmen's landlord's mortgages for rent or other similar mortgages arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any restricted subsidiary in good faith and by appropriate proceedings,

     - mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property, or

     - mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

     The indebtedness evidenced by the subordinated debt securities is subordinated to the extent provided in the subordinated indenture to the prior payment in full of all senior debt, including any senior debt securities.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

     In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

     We are required to promptly notify holders of senior debt under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

     We may also not make payment on the subordinated debt securities if:

     - a default in the payment of senior debt occurs and is continuing beyond any grace period (a "payment default"), or

     - any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture (a "non-payment default").

     We may and shall resume payments on the subordinated debt securities:

     - in case of a payment default, when the default is cured or waived or ceases to exist, and

     - in case of a nonpayment default, the earlier of when the default is cured or waived or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

     No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

     No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

     If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

     Senior debt securities will constitute senior debt under the subordinated indenture.

     Definitions

     "designated senior debt" means our obligations under any of our senior debt that expressly provides that it is "designated senior debt."

     "indebtedness" means:

          (1) all of our indebtedness, obligations and other liabilities for:

        - borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

        - evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets or to only a portion of the assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

          (2) all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances,

          (3) all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

          (4) all of our obligations and other liabilities under our synthetic lease and any other any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property,

          (5) all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

          (6) all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5),

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

          (7) any of our indebtedness or other obligations described in clauses
     (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us and

          (8) any and all deferrals, renewals, extensions, refunds, amendments, modifications or supplements of the kind described in clauses (1) through
     (7).

     "senior debt" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts on our indebtedness, including all deferrals or renewals. Senior debt shall not include:

     - any indebtedness that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or "junior" to the subordinated debt securities,

     - indebtedness to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us,

     - the 4 1/4% Convertible Subordinated Notes due 2004, or

     - the Zero Coupon Convertible Subordinated Debentures due 2020.

     "subsidiary" means:

     - any corporation of which more than 66 2/3% is owned by us or by one or more or our other subsidiaries, and

     - any partnership of which more than 66 2/3% of the equity capital or profit interest is owned by us or by one or more of our other subsidiaries.

                          DESCRIPTION OF COMMON STOCK

     Our certificate of incorporation authorizes us to issue up to 1,000,000,000 shares of common stock, $0.01 par value. As of April 30, 2001, there were approximately 319,689,599 shares of common stock issued and outstanding.

     The holders of shares of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are entitled to receive dividends declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to the rights of holders of preferred stock. Currently, we are not paying a dividend. Each holder of common stock is entitled to one vote per share. Upon any liquidation, dissolution or winding up of our business, the holders of common stock are entitled to share equally in all assets available for distribution after payment of all liabilities and provision for liquidation preference of shares of preferred stock then outstanding. The holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

     The transfer agent and registrar for the common stock is Wells Fargo Financial.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

          (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interest stockholder,

          (2) upon consummation of the transaction that resulted in the stockholder's becoming an interest stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

          - by persons who are directors and also officers, and

          - by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          (3) at or subsequent to such time, the business combination is approved by the by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines "business combination" to include:

          (1) any merger or consolidation involving the corporation and the interested stockholder,

          (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder,

          (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder,

          (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or

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

          (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     In general, Section 203 defines an "interested stockholder" as any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

                         DESCRIPTION OF PREFERRED STOCK

     Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock in one or more series. As of March 31, 2001, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors, however, has the authority without shareholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to each series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

     - the number of shares in any series,

     - the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock,

     - the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative,

     - the voting rights of that series of preferred stock, if any,

     - the conversion provisions applicable to that series of preferred stock,

     - the redemption or sinking fund provisions applicable to that series of preferred stock, if any,

     - the liquidation preference per share of that series of preferred stock, if any, and

     - the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

     We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the certificate of designation for complete information. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

     Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

     Certain provisions of our Restated Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of us. The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control us. There are also a substantial number of authorized but unissued shares of our common stock that could be issued for such purpose.

                      DESCRIPTION OF THE DEPOSITARY SHARES

     At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights include dividend, voting, redemption and liquidation rights.

     The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

     The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the Securities and Exchange Commission.

DIVIDENDS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of Sanmina, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

     If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 35 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

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

VOTING

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

     Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

     - all outstanding depositary shares have been redeemed, or

     - there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock the initial issuance of the depositary shares, any redemption of the preferred stock, and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges have not been paid.

MISCELLANEOUS

     The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

     Neither the depositary nor Sanmina will be liable if either of the depositary or Sanmina is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and the depositary's obligations will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor Sanmina will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Sanmina and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

     Owners of the depositary shares will be treated for Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for Federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     - through one or more underwriters or dealers,

     - directly to purchasers,

     - through agents, or

     - through a combination of any of these methods of sale.

     We may distribute the securities:

     - from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time,

     - at market prices prevailing at the times of sale,

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

     We will describe the method of distribution of the securities in the prospectus supplement.

     We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon the validity of the issuance of the securities offered by this prospectus.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements as of September 30, 2000 and October 2, 1999, and for each of the three years in the period ended September 30, 2000, incorporated by reference in this offering memorandum, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934.

Public Reference Room           New York Regional Office        Chicago Regional Office
450 Fifth Street, N.W.          7 World Trade Center            Citicorp Center
Room 1024                       Suite 1300                      500 West Madison Street
Washington, D.C. 20549          New York, New York 10048        Suite 1400
1-800-SEC-0330                                                  Chicago, Illinois 60661-2511

     Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

     We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     - Annual Report on Form 10-K405 for the fiscal year ended September 30,
       2000;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000;

     - Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
       2001;

     - Current Report on Form 8-K, filed January 26, 2001;

     - Current Report on Form 8-K, filed January 31, 2001;

     - Current Report on Form 8-K, filed February 15, 2001; and

     - Current Report on Form 8-K, filed May 14, 2001.

     We will provide to each person who so requests, including any beneficial owner to whom a prospectus is delivered, a copy of these filings. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

           Rick R. Ackel
           Executive Vice President and Chief Financial Officer
           Sanmina Corporation
           2700 North First Street
           San Jose, California 95134
           (408) 964-3500

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The aggregate estimated (other than the registration fee) expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $528,000
Trustee's fees and expenses.................................    15,000
Accounting fees and expenses................................    40,000
Legal fees and expenses of the registrant...................   100,000
Printing and engraving......................................   100,000
Blue sky fees and expenses..................................    15,000
Transfer agent fees and expenses............................    15,000
Rating agencies' fees.......................................    65,000
Miscellaneous...............................................    37,000
                                                              --------
  Total.....................................................  $900,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SANMINA

     Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our bylaws provide for the mandatory indemnification of our directors and officers to the maximum extent permitted by Delaware law. Our bylaws also provide (i) that we may modify the scope of indemnification by individual contracts with our directors and officers, and (ii) that we shall not be required to indemnify any director or officer unless the indemnification is required by law, the proceeding in which indemnification is sought was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the General Corporation Law of Delaware or the indemnification is required by individual contract. In addition our bylaws give us the power to indemnify our employees and agents to the maximum extent permitted by Delaware law.

     We refer you to the form of underwriting agreement to be filed as an exhibit to this Registration Statement as incorporated by reference as an exhibit to a current Report on Form 8-K for certain provisions regarding indemnification of our officers and directors by the underwriters.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  1.1      Form of Underwriting Agreement.*
  3.1      Certificate of Incorporation.(1)
  3.2      Bylaws.(2)
  4.1      Form of Senior Indenture.
  4.2      Form of Subordinated Indenture.
  4.3      Form of Senior Debt Security (included in Exhibit 4.1).
  4.4      Form of Subordinated Debt Security (included in Exhibit
           4.2).
  4.5      Form of Certificate of Designation.**
  4.6      Form of Preferred Stock Certificate.**
  4.7      Form of Deposit Agreement.**

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  4.8      Form of Deposit Receipt (included in Exhibit 4.7).**
  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 12.1      Computation of Ratio of Earnings to Fixed Charges.
 23.1      Consent of Arthur Andersen LLP, independent public
           accountants.
 23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
 24.1      Power of Attorney of certain directors and officers of
           Sanmina Corporation (see page II-5 of this Form S-3).
 25.1      Form T-1 Statement of Eligibility of Trustee for Senior
           Indenture under the Trust Indenture Act of 1939.
 25.2      Form T-1 Statement of Eligibility of Trustee for
           Subordinated Indenture under the Trust Indenture Act of
           1939.

-------------------------
 * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

 ** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1) Incorporated by reference to Sanmina's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

(2) Incorporated by reference to Sanmina's registration statement on Form S-1, No. 33-70700, filed on February 19, 1993.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act,

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement,

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 16, 2001.

                                          SANMINA CORPORATION

                                          By:       /s/ RICK R. ACKEL
                                            ------------------------------------
                                                       Rick R. Ackel
                                                Executive Vice President and
                                                  Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jure Sola and Rick Ackel and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                    /s/ JURE SOLA                         Chief Executive Officer and     May 16, 2001
-----------------------------------------------------        Chairman of the Board
                      Jure Sola                          (Principal Executive Officer)

                  /s/ RICK R. ACKEL                      Executive Vice President and     May 16, 2001
-----------------------------------------------------       Chief Financial Officer
                    Rick R. Ackel                          (Principal Financial and
                                                              Accounting Officer)

                  /s/ RANDY W. FURR                                Director               May 16, 2001
-----------------------------------------------------
                    Randy W. Furr

                   /s/ JOHN BOLGER                                 Director               May 16, 2001
-----------------------------------------------------
                     John Bolger

                   /s/ NEIL BONKE                                  Director               May 16, 2001
-----------------------------------------------------
                     Neil Bonke

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                 /s/ MARIO M. ROSATI                               Director               May 16, 2001
-----------------------------------------------------
                   Mario M. Rosati

                  /s/ JOSEPH SCHELL                                Director               May 2, 2001
-----------------------------------------------------
                    Joseph Schell

              /s/ BERNARD VONDERSCHMITT                            Director               May 16, 2001
-----------------------------------------------------
                Bernard Vonderschmitt

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            EXHIBIT TITLE
-------                           -------------
  1.1      Form of Underwriting Agreement.*
  3.1      Certificate of Incorporation.(1)
  3.2      Bylaws.(2)
  4.1      Form of Senior Indenture.
  4.2      Form of Subordinated Indenture.
  4.3      Form of Senior Debt Security (included in Exhibit 4.1).
  4.4      Form of Subordinated Debt Security (included in Exhibit
           4.2).
  4.5      Form of Certificate of Designation.**
  4.6      Form of Preferred Stock Certificate.**
  4.7      Form of Deposit Agreement.**
  4.8      Form of Deposit Receipt (included in Exhibit 4.7).**
  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
 12.1      Computation of Ratio of Earnings to Fixed Charges.
 23.1      Consent of Arthur Andersen LLP, independent public
           accountants.
 23.2      Consent of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation (included in Exhibit 5.1).
 24.1      Power of Attorney of certain directors and officers of
           Sanmina Corporation (see page II-5 of this Form S-3).
 25.1      Form T-1 Statement of Eligibility of Trustee for Senior
           Indenture under the Trust Indenture Act of 1939.
 25.2      Form T-1 Statement of Eligibility of Trustee for
           Subordinated Indenture under the Trust Indenture Act of
           1939.

-------------------------
 * To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(1) Incorporated by reference to Sanmina's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

(2) Incorporated by reference to Sanmina's registration statement on Form S-1, No. 33-70700, filed on February 19, 1993.